Exhibit 99.1

PRESS RELEASE
For more information contact: Gerald Shencavitz EVP and Chief Financial Officer (207) 288-3314	FOR IMMEDIATE RELEASE

Bar Harbor Bankshares Reports Record 2010 Earnings

BAR HARBOR, Maine (January 31, 2011) – Bar Harbor Bankshares (the "Company") (NYSE Amex: BHB) the parent company of Bar Harbor Bank & Trust (the "Bank"), today announced financial results for the three and twelve-month periods ended December 31, 2010. Net income available to common shareholders for the fourth quarter of 2010 amounted to $2.0 million, representing an increase of $437 thousand, or 27.4%, compared with the fourth quarter of 2009. The Company’s diluted earnings per share amounted to $0.53 for the quarter compared with $0.51 in the fourth quarter of 2009, representing an increase of $0.02, or 3.9%.

For the year ended December 31, 2010, the Company reported record net income available to common shareholders of $10.0 million, compared with $9.3 million for the year ended December 31, 2009, representing an increase of $693 thousand or 7.4%. The Company’s diluted earnings per share amounted to $2.61 for 2010 compared with $3.12 in 2009, representing a decline of $0.51, or 16.3%.

The decline in 2010 diluted earnings per share largely reflected the Company’s previously reported issuance of 882,021 shares of its common stock in the fourth quarter of 2009 and the first quarter of 2010, the proceeds from which were primarily used to repurchase all of the shares of Preferred Stock sold to the U.S. Department of the Treasury (the "Treasury") in the first quarter of 2009 as part of the Capital Purchase Program established by the Treasury under the Emergency Economic Stabilization Act of 2008.

In making the announcement, the Company’s President and Chief Executive Officer, Joseph M. Murphy commented, "Despite a troubled economy, high unemployment, depressed real estate markets, diminished consumer confidence and a painfully slow emergence from the national economic recession, 2010 marked another successful year for Bar Harbor Bankshares. We are very pleased to report record earnings, a growing balance sheet and a very strong capital position."

Mr. Murphy continued, "We are also pleased to report solid 2010 loan growth, despite sluggish demand and an uncertain economic outlook. Our commercial loan portfolio was up $28 million or 8% compared with year-end 2009, demonstrating our ongoing financial commitment to the communities served by the Bank. In addition, this year’s retail deposit growth was the strongest we have experienced in many years. We believe this growth was largely attributed to new customer relationships and reflective of the vibrant tourism season in the markets served by the Bank. We are very pleased to report 2010 retail deposit growth of $58 million, or 10%. All categories of retail deposits showed meaningful increases.

In concluding, Mr. Murphy added, "While these financial results are most gratifying, we remain cautious about the year ahead and the realities facing the banking industry, including the impact of the recently enacted regulatory reform legislation known as the Dodd-Frank Wall Street Reform and Consumer Protection Act, which will add additional complexity and compliance costs to the operations of all community banks. While emergence from the national recession continues, we anticipate a prolonged economic recovery with pockets of continued deterioration in the foreseeable future. Our balance sheet is supported by a total risk-based capital ratio of 15.41%, far exceeding regulatory guidelines for "well capitalized" bank holding companies. This capital strength was significantly enhanced by the issuance of additional common stock in late 2009 followed by the redemption of all Preferred Stock sold to the Treasury in early 2009. While the additional common equity has caused some earnings per share dilution as anticipated, we believe our strong capital position provides exceptional capacity for meaningful business development and other strategic initiatives."

Balance Sheet

Assets: Total assets ended the year at $1.1 billion, up $45.6 million, or 4.2%, compared with December 31, 2009. Asset growth was principally attributed to increases in the Bank’s commercial and consumer loan portfolios.

Loans: Total loans ended the year at $700.7 million, up $31.2 million, or 4.7%, compared with December 31, 2009. Loan growth was led by commercial loans, which ended the year at $397.6 million, up $28.3 million or 7.7% compared with year-end 2009. Commercial loan growth has been generally challenged by a weak economy, declining loan demand and vigorous competition for quality loans. Bank management attributes the overall growth in commercial loans to an effective business banking team, deep local market knowledge, sustained new business development efforts, and a resilient local economy that is faring better than the nation as a whole.

Consumer loans, which principally consist of residential real estate mortgage loans and home equity loans, increased $4.8 million, or 1.7%, compared with year-end 2009. This increase was principally attributed to residential real estate mortgage loans, which were up $5.7 million or 2.5%. Residential mortgage loan origination activity slowed during 2010 largely reflecting current economic conditions and uncertainties with respect to further real estate market declines in the communities served by the Bank, and to a lesser extent the expiration of the first time home buyers tax credit. Residential mortgage loan refinancing activity continued at a brisk pace in 2010, which was attributed to historically low interest rates.

Credit Quality: Total non-performing loans ended the year at $13.7 million, up $4.7 million on a linked-quarter basis and representing an increase of $4.5 million or 49.0% compared with year-end 2009. The increases in non-performing loans were attributed to a $5.2 million commercial real estate development loan to a local, non-profit housing authority in support of an affordable housing project. At December 31, 2010, this loan represented 38.0% of the Bank’s total non-performing loans.

The Bank’s 2010 loan loss experience exceeded historical norms. Total net loan charge-offs amounted to $1.6 million in 2010, of which $867 thousand were recorded in the fourth quarter. Total 2010 net loan charge-offs expressed as a percentage of average loans outstanding amounted to 0.24%, up from 0.13% in 2009.

For the year ended December 31, 2010, the Bank recorded a provision for loan losses (the "provision") of $2.3 million, representing a decline of $880 thousand or 27.4% compared with 2009. In the fourth quarter of 2010 the Bank recorded a provision of $827 thousand, up $377 thousand on a linked-quarter basis and representing an increase of $177 thousand compared with the fourth quarter of 2009. Despite the year-over-year decline in the provision, the amounts recorded during 2010 were higher than historical experience, largely reflecting a continuance in the overall level of credit deterioration, and elevated levels of net loan charge-offs and non-performing loans. These factors were partially mitigated by stabilizing economic conditions and real estate values, and slowing loan portfolio growth.

The Bank maintains an allowance for loan losses (the "allowance") which is available to absorb probable losses on loans. The allowance is maintained at a level that, in management’s judgment, is appropriate for the amount of risk inherent in the current loan portfolio and adequate to provide for estimated probable losses. At December 31, 2010, the allowance stood at $8.5 million, representing an increase of $686 thousand or 8.8% compared with December 31, 2009. The allowance expressed as a percentage of total loans stood at 1.21% at year end, up from 1.17% at December 31, 2009. The increase in the allowance principally reflected pockets of credit deterioration in the Bank’s loan portfolio, including elevated levels of non-performing and potential problem loans.

Securities: Total securities ended the year at $357.9 million, up $10.9 million, or 3.1%, compared with December 31, 2009. Company management has been cautious about leveraging the securities portfolio in consideration of historically low market yields and the corresponding interest rate risk should interest rates begin to rise. While this action inhibited the growth of the Bank’s net interest income in the near-term, Company management believes the long-term risks outweigh the short-term rewards. Securities purchased during 2010 principally consisted of mortgage-backed securities issued and guaranteed by U.S. Government agencies and sponsored-enterprises.

Deposits: Total deposits ended the year at $708.3 million, up $67.2 million, or 10.5%, compared with December 31, 2009. Total retail deposits ended the year at $606.7 million, up $57.6 million or 10.5% compared with year-end 2009. Retail deposit growth was principally attributed to savings and money market accounts and NOW accounts, which increased $40.0 million and $8.1 million, or 23.3% and 10.9%, respectively. Demand deposits were up $2.6 million or 4.5%, while time deposits were up $6.9 million, or 2.8%.

Borrowings: Total borrowings ended the year at $300.0 million, down $11.6 million, or 3.7%, compared December 31, 2009. The decline in borrowings was principally attributed to strong retail deposit growth.

Capital: At December 31, 2010, the Company and the Bank continued to exceed regulatory requirements for "well-capitalized" financial institutions. Under the capital adequacy guidelines administered by the Bank’s principal regulators, "well-capitalized" institutions are those with Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 5%, 6% and 10%, respectively. At December 31, 2010, the Company’s Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 9.01%, 13.57% and 15.41%, respectively.

At December 31, 2010, the Company’s tangible common equity ratio stood at 9.01%, up from 8.60% at December 31, 2009.

Shareholder Dividends: The Company paid a regular cash dividend of $0.265 per share of common stock in the fourth quarter of 2010, representing an increase of $0.005 or 1.9% compared with the prior quarter, as well as the fourth quarter of 2009. As previously announced, the Company’s Board of Directors recently declared a first quarter 2011 regular cash dividend of $0.27 per share of common stock, representing an increase of $0.01 or 3.8% compared with the first quarter of 2010. Based on the year-end 2010 price of BHB’s common stock, the dividend yield amounts to 3.72%.

Results of Operations

Net Interest Income: For the year ended December 31, 2010, net interest income on a tax-equivalent basis amounted to $33.3 million, down $1.5 million, or 4.2%, compared with 2009. The decline in net interest income was principally attributed to the Bank’s tax-equivalent net interest margin, which declined 22 basis points to 3.18%, offset in part by average earning asset growth of $25.9 million or 2.5%. The decline in the net interest margin was largely attributed to earning asset yields, which declined 22 basis points more than the cost of interest bearing liabilities.

For the quarter ended December 31, 2010, net interest income on a tax-equivalent basis amounted to $8.3 million, down $37 thousand or 0.4% on a linked quarter basis and representing a decline of $186 thousand, or 2.2%, compared with the fourth quarter of 2009. The Bank’s fourth quarter tax-equivalent net-interest margin amounted to 3.06%, down from 3.27% in the fourth quarter of 2009.

Factors contributing to the net interest margin declines during the three and twelve months ended December 31, 2010 included the ongoing competitive re-pricing of certain commercial loans and the origination and accelerated refinancing of residential mortgage loans during a period of historically low interest rates. The replacement of accelerated cash flows from the Bank’s mortgage-backed securities portfolio also contributed heavily to the net interest margin declines. The Bank’s 2010 net interest margin was also impacted by the maturity of a $30 million of derivative instruments in the form of interest rate floor agreements, which had been guaranteeing a minimum of 6.00% on a Prime based portfolio of loans. In addition, as previously reported, during 2010 the Bank continued protecting future earnings from interest rate risk by extending a portion of its low cost, short-term, wholesale funding maturities. While this strategy pressured the net interest margin in the near-term, the Bank’s balance sheet has been positioned such that future levels of net interest income are largely insulated from rising interest rates.

Non-interest Income: For the year ended December 31, 2010, total non-interest income amounted to $7.5 million, up $1.4 million or 23.8%, compared with 2009.

Trust and other financial services fees amounted to $3.0 million in 2010, up $540 thousand or 22.1% compared with 2009. Reflecting additional new business and some recovery in the equity markets, at December 31, 2010 assets under management stood at $314.2 million, up $44.1 million or 16.3% compared with year-end 2009.

Total securities gains, net of other-than-temporary impairment losses, amounted to $1.2 million in 2010, compared with $67 thousand in 2009. Net 2010 securities gains were comprised of realized gains on the sale of securities amounting to $2.1 million, offset in part by other-than-temporary impairment losses of $898 thousand on certain available-for-sale, private label residential mortgage-backed securities.

For the year ended December 31, 2010, credit and debit card service charges and fees amounted to $1.2 million, up $156 thousand or 15.5% compared with 2009. This increase was principally attributed to continued growth of the Bank’s retail deposit base, higher levels of merchant credit card processing volumes, and continued success with a program that offers rewards for certain debit card transactions.

The foregoing increases in 2010 non-interest income were partially offset by a $393 thousand, or 80.2%, decline in income from mortgage banking activities. During 2010 substantially all residential mortgage loan originations were held in the Bank’s loan portfolio, whereas in 2009 a large portion of residential mortgage loan originations were sold into the secondary market with customer servicing retained.

For the quarter ended December 31, 2010, total non-interest income amounted to $1.7 million, up $555 thousand or 49.0% compared with the fourth quarter of 2009. The increase in non-interest income was largely attributed to other-than-temporary impairment losses on certain private label mortgage-backed securities, which in the fourth quarter of 2010 amounted to $147 thousand, compared with $489 thousand in the fourth quarter of 2009. Trust and financial service fees amounted to $848 thousand in the fourth quarter, up $209 thousand or 32.7% compared with the fourth quarter of 2009. Realized gains on the sale of securities amounted to $152 thousand, compared with none in the fourth quarter of 2009. The foregoing increases in non-interest income were partially offset by a $161 thousand or 87.0% decline in income from mortgage banking activities, compared with the fourth quarter of 2009.

Non-interest Expense: For the year ended December 31, 2010, total non-interest expense amounted to $22.0 million, up $292 thousand, or 1.3%, compared with 2009. The increase in non-interest expense was principally attributed to salaries and employee benefits, which were up $599 thousand or 5.2% compared with 2009. The increase in salaries and employee benefits was principally attributed to increases in employee health insurance premiums, normal increases in base salaries, as well as changes in staffing levels and mix. The foregoing increases were partially offset by $402 thousand of employee health insurance credits attained during 2010, based on favorable claims experience.

FDIC deposit insurance assessments amounted to $1.1 million in 2010, down $354 thousand or 24.9% compared with 2009. This decline was principally attributed to a $495 thousand special FDIC assessment recorded in the second quarter of 2009, partially offset by increased deposit insurance premiums for all FDIC insured banks as a result of the FDIC’s plan to reestablish the Deposit Insurance Fund to levels required by the Federal Deposit Reform Act of 2005.

For the quarter ended December 31, 2010, total non-interest expense amounted to $5.9 million, up $413 thousand or 7.5% on a linked-quarter basis, but representing a decline of $140 thousand, or 2.3%, compared with the fourth quarter of 2009. The linked-quarter increase in non-interest expense was largely attributed to a $329 thousand increase in salaries and employee benefits, principally reflecting higher levels of incentive compensation and, to a lesser extent, employee severance costs.

Efficiency Ratio: The Company’s efficiency ratio, or non-interest operating expenses divided by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and other-than-temporary impairments, measures the relationship of operating expenses to revenues. For the year ended December 31, 2010, the Company’s efficiency ratio amounted to 55.5%, which compared favorably to peer and industry averages.

Income Taxes: For the year ended December 31, 2010, total income taxes amounted to $4.1 million, representing an increase of $140 thousand, or 3.5%, compared with 2009. The Company’s effective tax rate amounted to 27.9% in 2010, compared with 27.8% in 2009. Fluctuations in the Company’s effective tax rate are generally attributed to increases in the level of non-taxable income in relation to taxable income.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving downeast and midcoast Maine.

This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the "Company") for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like "strategy," "anticipates" "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares
Selected Financial Information
(dollars in thousands except per share data)
(unaudited)

	Period End		4th Quarter Average
Balance Sheet Data	12/31/2010	12/31/2009	2010	2009

Total assets	$ 1,117,933	$ 1,072,381	$ 1,115,494	$ 1,063,952
Total securities	357,882	347,026	364,404	353,741
Total loans	700,670	669,492	694,615	659,536
Allowance for loan losses	8,500	7,814	8,559	7,606
Total deposits	708,328	641,173	715,515	659,439
Total Borrowings	300,014	311,629	287,605	301,835
Shareholders' equity	103,608	113,514	107,097	96,695

	Three Months Ended		Year Ended
Results Of Operations	12/31/2010	12/31/2009	12/31/2010	12/31/2009

Interest and dividend income	$ 12,703	$ 13,233	$ 51,141	$ 54,367
Interest expense	4,793	5,167	19,432	21,086
Net interest income	7,910	8,066	31,709	33,281
Provision for loan losses	827	650	2,327	3,207
Net interest income after
provision for loan losses	7,083	7,416	29,382	30,074

Non-interest income	1,688	1,133	7,458	6,022
Non-interest expense	5,931	6,071	22,046	21,754
Income before income taxes	2,840	2,478	14,794	14,342
Income taxes	811	614	4,132	3,992

Net income	$ 2,029	$ 1,864	$ 10,662	$ 10,350

Preferred stock dividends and accretion of discount	---	272	653	1,034
Net income available to common shareholders	$ 2,029	$ 1,592	$ 10,009	$ 9,316

Share and Per Common Share Data

Period-end shares outstanding	3,822,945	3,691,183	3,822,945	3,691,183
Basic average shares outstanding	3,815,458	3,039,009	3,782,881	2,916,643
Diluted average shares outstanding	3,855,842	3,109,217	3,828,702	2,983,429

Basic earnings per share	$ 0.53	$ 0.52	$ 2.65	$ 3.19
Diluted earnings per share	$ 0.53	$ 0.51	$ 2.61	$ 3.12

Cash dividends	$ 0.265	$ 0.260	$ 1.045	$ 1.040
Book value	$ 27.10	$ 30.75	$ 27.10	$ 30.75
Tangible book value	$ 26.28	$ 24.92	$ 26.28	$ 24.92

Selected Financial Ratios

Return on Average Assets	0.72%	0.70%	0.98%	0.98%
Return on Average Equity	7.52%	7.65%	10.07%	11.65%
Tax-equivalent Net Interest Margin	3.06%	3.27%	3.18%	3.40%
Efficiency Ratio (1)	59.2%	59.8%	55.5%	53.2%

	At or for the Year Ended
	December 31,

	2010	2009
Asset Quality

Net charge-offs to average loans, annualized	0.24%	0.13%
Allowance for loan losses to total loans	1.21%	1.17%
Allowance for loan losses to non-performing loans	62%	85%
Non-performing loans to total loans	1.95%	1.37%
Non-performing assets to total assets	1.28%	0.94%

Capital Ratios

Tier 1 leverage capital ratio	9.01%	10.35%
Tier 1 risk-based capital ratio	13.57%	15.34%
Total risk-based capital ratio	15.41%	17.14%
Tangible equity to total assets	8.99%	10.29%
Tangible common equity (2)	9.01%	8.60%

(1)	Computed by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income other than net securities gains and OTTI. Includes $495 special FDIC assessment recorded in the second quarter of 2009.

(2)	Computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets.

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